Halozyme Contact	Investor Relations Contacts
David A. Ramsay	Don Markley / Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(858) 794-8889	(310) 691-7100
dramsay@halozyme.com	dmarkley@lhai.com
HALOZYME THERAPEUTICS REPORTS THIRD QUARTER 2005
FINANCIAL RESULTS
— Conference Call and Webcast Today at 8:00 a.m. PDT —
SAN DIEGO, November 11, 2005 – Halozyme Therapeutics, Inc. (AMEX: HTI), a biopharmaceutical company focused on the development and commercialization of recombinant human enzymes, today reported progress and financial results for the three months ended September 30, 2005.
“We continue to make solid progress on all fronts and are meeting our milestones, including the initiation of our Chemophase™ Phase I clinical trial, as targeted,” stated Jonathan Lim, MD, Halozyme’s Chairman and CEO. “We are extremely pleased with the advancement of our oncology drug candidate, Chemophase, into the clinic. Chemophase is designed to enhance the delivery of chemotherapeutic agents to tumor tissue, which may renew response to chemotherapy regimens and potentially increase patient survival.”
Third Quarter 2005 and Subsequent Week’s Highlights
•	The initiation of patient enrollment for the Chemophase Phase I clinical trial and the dosing of two patients. Chemophase is a novel recombinant therapeutic being developed to enhance the delivery of chemotherapy. The initial clinical protocol for Chemophase is designed to evaluate a single intravesical (into the bladder) administration of Chemophase with the widely used anticancer drug mitomycin in patients with superficial bladder cancer. The Phase I study will enroll at least five evaluable patients with superficial bladder cancer. The objectives of the study are to determine the safety, tolerability and pharmacokinetics of Chemophase administered intravesically with mitomycin. The study is being conducted at BCG Oncology in Phoenix, Arizona under the supervision of Donald L. Lamm, MD, the principal investigator.
•	The presentation of new pharmacokinetic and efficacy data with a novel, chemically modified form of a recombinant human hyaluronidase enzyme in animal ischemic stroke models. The data were presented at the 2005 American Neurological Association annual meeting in San Diego. The enzyme, called rHuPH20, when conjugated to polyethylene glycol (PEG), demonstrated a dramatically longer serum half life (approximately 100-fold) compared with the unmodified form, thereby preventing it from being rapidly cleared from circulation. Both rHuPH20 and PEG-rHuPH20 demonstrated increased survival in stroke models.

•	The indication by Baxter of its desire to market, sell, and distribute Hylenex™ in the European Union, on an exclusive basis. Hylenex is a local formulation of recombinant human hyaluronidase under development for use as a “spreading agent” to enhance the delivery of local anesthesia, contrast agents, and for subcutaneous fluid replacement (also called hypodermoclysis). The parties are currently negotiating the definitive agreement. If the parties are unable to reach mutual agreement on terms, Baxter’s option will expire. Halozyme filed a New Drug Application in the United States for Hylenex on March 23, 2005 and is awaiting a response to the application by the FDA.
Third Quarter 2005 Financial Results
•	Net loss for the third quarter of 2005 was $3.7 million, or $0.07 per share, compared with a net loss for the third quarter of 2004 of $3.3 million, or $0.08 per share. Net loss for the nine months ended September 30, 2005 was $9.8 million, or $0.20 per share compared with a net loss for the nine months ended September 30, 2004 of $6.6 million, or $0.21 per share.
•	Research and development expenses for the third quarter of 2005 were $3.2 million, compared with $2.6 million for the third quarter of 2004, reflecting increased research, development and manufacturing expenses associated with the Company’s Cumulase, Hylenex and Chemophase product candidates.
•	Selling, general and administrative expenses for the third quarter of 2005 were $0.6 million, compared with $0.7 million for the third quarter of 2004, reflecting a decrease in legal expenses during the current quarter.
•	Cash and cash equivalents were $6.6 million as of September 30, 2005, compared with $10.1 million at June 30, 2005, and $3.5 million as of September 30, 2004.
Conference Call
Halozyme management will host an investment community conference call today to discuss these topics beginning at 8:00 a.m. PT (11:00 a.m. ET). To participate via telephone, please call 888-463-4487 for domestic callers, or 706-679-5355 for international callers. A telephone replay will be available for 48 hours by dialing 800-642-1687 from the U.S., or 706-645-9291 for international callers, and entering reservation number 2048481. The conference call will be broadcast live over the Internet at www.halozyme.com and will be available for 30 days.
About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company dedicated to developing and commercializing recombinant human enzymes for the infertility, ophthalmology, and oncology communities. The company’s portfolio of products under development is based on intellectual property covering the family of human enzymes known as hyaluronidases. Halozyme’s recombinant human enzymes may replace current animal slaughterhouse-derived enzymes that carry potential risks of animal pathogen transmission and immunogenicity. The versatility of the first enzyme, rHuPH20, enables Halozyme to develop the product as a medical device, drug enhancement agent, and therapeutic biologic.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company’s products under development, product development plans, milestones, regulatory strategy, regulatory filings and clinical studies) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-KSB, 10-QSB and other filings with the Securities and Exchange Commission.
[Table to Follow]

HALOZYME THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
REVENUES:
Product Sales	$25,644	$—	$71,347	$—

EXPENSES:
Cost of sales	10,091	—	31,115	—
Research and development	3,173,261	2,598,335	7,808,500	4,816,492
Selling, general and administrative	608,090	664,896	2,214,098	1,743,417

Total Expenses	3,791,442	3,263,231	10,053,713	6,559,909

LOSS FROM OPERATIONS	(3,765,798)	(3,263,231)	(9,982,366)	(6,559,909)

Other income (expense), net	65,322	10,086	220,480	(52,355)

LOSS BEFORE INCOME TAXES	(3,700,476)	(3,253,145)	(9,761,886)	(6,612,264)

Income Tax Expense	—	—	—	—

NET LOSS	$(3,700,476)	$(3,253,145)	$(9,761,886)	$(6,612,264)

Net loss per share, basic and diluted	$(0.07)	$(0.08)	$(0.20)	$(0.21)

Shares used in computing net loss per share, basic and diluted	49,978,696	39,573,312	49,834,695	31,512,015

###